Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement of Glowpoint, Inc. on Form S-8 (No. 333-150436) of our report dated May 25, 2012, on our audits of the financial statements of Affinity VideoNet, Inc. as of December 31, 2011 and 2010 and for each of the years then ended, which is included in this Form 8-K/A of Glowpoint, Inc. to be filed on or about December 17, 2012.

/s/ Anton Collins Mitchell LLP

Denver, Colorado
December 14, 2012